ViewCast Reports 2010 Fourth Quarter, Year-End Results

Quarterly Revenues Up 44% Year-Over-Year; Annual Revenues Up 25%

PLANO, Texas, March 31, 2011 /PRNewswire/ -- ViewCast Corporation (OTC Bulletin Board: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, today reported another quarter of double digit year-over-year revenue growth for the fourth quarter ended December 31, 2010.

The Company reported that revenue growth continued to be strong in the fourth quarter, its third straight quarter of strong growth over the prior year period, resulting in an expansion of positive net income. The quarterly growth was principally driven by continued growth in the sales of Osprey® cards and a more than doubling of Niagara® appliance sales to both new and established customers.

Highlights of the Fourth Quarter

Important progress made in the fourth quarter and subsequent weeks included:

  The launch of important additions to the Niagara encoding platform including Apple HTTP Live Streaming for the iPhone and iPad.
  Another quarter of strong sales growth from the Company's largest OEM customer.
  ViewCast Media Platform (VMp™) was voted by the readers of Streaming Media magazine as the winner of the best Enterprise Video Platform for 2010. This is the fourth consecutive year that ViewCast has won a Streaming Media Readers' Choice Award.
  The raising of $745,000 in proceeds from a private placement of common stock.
  The signing of a reseller agreement with ATG Broadcast, based in the UK, expanding ViewCast's reach in the broadcast systems integration marketplace.
  The hiring of Kevin Dowd as Managing Director of ViewCast's Hong Kong office. In that role, he is responsible for growing ViewCast's business in China and the Asia-Pacific region, driving sales initiatives to deliver ViewCast products to new and existing customers, and training and support of the Company's distribution partners.

ViewCast President and Chief Executive Officer Dave Stoner said, "The sustained improvement in top and bottom line performance in the fourth quarter and throughout 2010 indicates that the turnaround is progressing and we are focused on reaching new levels of productivity and growth in the new year. Our sales pipeline across our product portfolio continues to be healthy and we are seeing customers returning to more normal patterns of investment as they look for new ways to monetize their digital media assets. We continue to expand our portfolio with products like the Niagara 4100, ideally suited for remote events using wireless broadband uplinks where wired networks are not available. And we are expanding our sales force and distribution channels worldwide to drive new customers and business opportunities in the coming quarters. We look forward to driving record levels of revenue in 2011."

Fourth Quarter Financial Results

In the 2010 fourth quarter, revenues increased 44 percent to $5.0 million from $3.4 million in the prior year period. Revenues also grew more than nine percent sequentially from the $4.5 million in the 2010 third quarter.

Operating expenses for the fourth quarter 2010 were $2.7 million compared to $2.4 million for the prior year period. Operating income of $196,000 for the fourth quarter 2010 improved significantly from a loss of $(275,000) for the year-earlier period.

Net income for the fourth quarter 2010 was $142,000 compared to a loss of $(301,000) in the fourth quarter 2009. After preferred dividends adjustment, the fourth quarter 2010 net loss per share applicable to the common shareholders was $(0.00) per share on a fully diluted basis compared to net loss per share applicable to the common shareholders of $(0.01) per share on a fully diluted basis in the fourth quarter 2009.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2010 fourth quarter was $383,000, compared to $(56,000) in the 2009 fourth quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Year-End Financial Results

Revenues for the year ended December 31, 2010 increased 25 percent to $17.3 million compared to $13.9 million for the full year of 2009.

Operating expenses for 2010 were $10.9 million, compared to $11.4 million in 2009. The operating loss was $377,000 compared to an operating loss of $2.7 million in 2009.

Net loss for 2010 was $551,000 compared to a net loss of $2.8 million in 2009. After preferred dividends adjustment, the 2010 net loss per share applicable to the common shareholders was $(0.04) per share on a fully diluted basis compared to net loss per share applicable to the common shareholders of $(0.10) per share on a fully diluted basis in 2009.

EBITDA for 2010 was $429,000, compared to $(1.9) million in 2009.

Conference Call Information

A conference call with management is scheduled today at 11:30 a.m. EDT to discuss the Company's financial results, business strategy and outlook. The call may be accessed by dialing 877-941-4775 five minutes prior to the scheduled start time and referencing ViewCast. Callers outside the United States may dial +1-480-629-9761 for access. In addition, a live audio webcast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation

ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over broadband, enterprise and mobile networks. ViewCast's award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 370,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards and VMp™ video and digital asset management software provide the highly reliable technology required to deliver the multi-platform experiences driving today's digital media market.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, VMp, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(In thousands – except per share amounts)

	(Unaudited)		(Audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenue	$ 4,971	$ 3,445	$ 17,336	$ 13,906

Cost of revenue	2,069	1,271	6,862	5,123

Gross profit	2,902	2,174	10,474	8,783

Total operating expenses	2,706	2,449	10,851	11,447

Operating income (loss)	196	(275)	(377)	(2,664)

Total other expense	(59)	(44)	(179)	(154)

Income tax benefit	5	18	5	18

Net income (loss)	$ 142	$ (301)	$ (551)	$ (2,800)

Preferred dividends	(205)	(205)	(820)	(820)

Net loss applicable to
common stockholders	$ (63)	$ (506)	$ (1,371)	$ (3,620)

Net loss per common share:
Basic & Diluted	$ (0.00)	$ (0.01)	$ (0.04)	$ (0.10)

Weighted Average number of
common shares outstanding:
Basic & Diluted	36,097	35,854	36,046	35,171

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$ 142	$ (301)	$ (551)	$ (2,800)

Depreciation and amortization	187	219	806	789

Net other and income tax benefit	54	26	174	136

EBITDA	$ 383	$ (56)	$ 429	$ (1,875)

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com